SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant                ❒

Filed by a Party other than the Registrant    ☒

Check the appropriate box:

❒  Preliminary Proxy Statement

❒  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

❒  Definitive Proxy Statement

☒ Definitive Additional Materials

❒ Soliciting Material under Rule 14a-12

infoUSA Inc.
(Name of Registrant as Specified In Its Charter)

Dolphin Limited Partnership I, L.P.
Dolphin Financial Partners, L.L.C.
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒ No fee required.

❒ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common Stock, $.0025 par value

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

❒ Fee paid previously with preliminary materials.

❒ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Dolphin Limited Partnership I, L.P.
ninety-six cummings point road
stamford, ct 06902

IT’S NOW UP TO YOU TO HOLD THE FULL infoUSA BOARD AND MR. VINOD GUPTA ACCOUNTABLE

SIGN, DATE AND RETURN THE BLUE PROXY CARD TODAY!

May 2, 2006

Dear Fellow infoUSA Stockholder:

As you know, Dolphin, which owns 2.0 million shares or 3.6% of infoUSA’s stock, has nominated a slate of highly qualified, independent candidates for election as Directors at the upcoming Annual Meeting on May 26, 2006. These nominees have only agreed to serve to benefit you and are committed to building shareholder value at infoUSA by ensuring that the full Board represents the interests of all shareholders and holds top management accountable.

Dolphin’s nominees are independent and have no ties to Dolphin, infoUSA or its management.

CONSIDER THE REAL ISSUES AND FACTS

DO NOT BE MISLED BY infoUSA AND MR. VINOD GUPTA

AND THEN VOTE THE BLUE PROXY CARD TO PROTECT THE VALUE OF YOUR INVESTMENT IN infoUSA
We believe that the value of our and your investment is harmed by the full Board’s failure to hold top management accountable, particularly Mr. Vinod Gupta, Chairman, CEO and 40% shareholder. That’s why we have gone to great lengths to bring you the real issues and facts and to provide you with a real alternative: three highly qualified, independent nominees. It is now up to you to hold the full Board and Mr. Vinod Gupta accountable by voting FOR our slate.

We believe the full Board and Mr. Vinod Gupta have not been upfront with you. Their letters fail to address the critical issues that we have raised with them over the past eight months and have presented to you. Instead of responding to these real issues, they have tried to change the subject by stooping to absurd, irrelevant personal attacks.

Here are just some of the real issues and facts that they haven’t addressed:

POOR Profitability (EBITDA) Has Gone Nowhere From 2001 to 2005 PERFORMANCE

The Share Price Has Dropped 13% Since infoUSA Missed 1st Quarter Analyst Expectations

The Board’s April 17 letter to shareholders, signed by Mr. Vinod Gupta, extols the Company’s performance. However, just four days later, on April 21 infoUSA missed analyst expectations for 1st quarter earnings, knocking 13% off your investment, as of the close on May 1. If you are a long-term infoUSA shareholder, you know infoUSA’s history of negative earnings surprises.

TAKING        Mr. Vinod Gupta Made An Opportunistic $11.75 Offer in 2005 To
ADVANTAGE     Acquire Your Shares Just 5 Days After An Earnings Warning
OF YOU        Knocked 20% Off Your Investment

Then Mr. Vinod Gupta Voted To Terminate The Special Board Committee After The Committee Rejected His Offer And Stated It Would Be In Your Best Interests To “Explore A Range Of Strategic Alternatives”

The facts speak for themselves. Three months after publicly stating that he believed infoUSA stock was worth more than $18 per share, Mr. Vinod Gupta opportunistically offered to acquire your shares for $11.75 per share. This offer came just 5 days after infoUSA lowered its earnings forecast. The Board formed a Special Committee to consider the offer and to “solicit, negotiate, approve or reject alternate proposals”.

After the Special Committee rejected the offer and publicly stated it would be in your best interests to “explore a range of strategic alternatives”, Mr. Vinod Gupta voted with other members of the Board that Dolphin believes were conflicted, including current nominee Dr. Haddix, to terminate the Special Committee that was trying to deliver more value to you. The other infoUSA nominee, Dr. Raval, failed to take a stand for you and abstained. A detailed time line of these events, with supporting documentation, is available on our website: www.IUSAccountability.com.

LACK OF        Vinod Gupta Is the Only Shareholder Exempt from infoUSA’s
FAIRNESS       Shareholder Rights Plan

infoUSA adopted a shareholder rights plan in 1997 that seeks to deter opportunistic offers detrimental to shareholder interests by preventing anyone from acquiring more than 15% of infoUSA stock. The full Board, however, continues to allow Mr. Vinod Gupta and his affiliates to be the only shareholders exempt from the plan provisions. It seems to us that Mr. Vinod Gupta is the one shareholder the plan should apply to, based on the opportunistic offer he made in 2005 and his continued purchases of shares and exercises of options granted him by the Board.

ACCOUNTABILITY The Full Board Has Allowed Mr. Vinod Gupta to Use Your Money For Private Jets, An 80 Foot Yacht, A Skybox, Private Residences, Real Estate, Luxury Cars

As detailed in our proxy statement previously sent you, Mr. Vinod Gupta and his affiliates have engaged in over $16 million in related party transactions with infoUSA since 1998. Dolphin believes that not all of these transactions were for valid business purposes, a belief reinforced by a report of the chairman of the infoUSA audit committee (see below). Instead of simply putting an end to these related party transactions, infoUSA spent more of your money to acquire the assets from Mr. Vinod Gupta and his affiliates.

We believe that the Board’s failure to take effective action to curb these abuses is demonstrated by the 2004 “in-depth” investigation into such expenditures by Dr. Raval, Chairman of the Audit Committee and current Company nominee. Dr. Raval’s memorandum describing his investigation can be found on our website: http://www.IUSAccountability.com/index.php. We urge you to read it.

TAKING        Mr. Gupta has received 3.2 Million Options Since 1998
ADVANTAGE
OF YOU         Significant Dilution for You. An “Incentive” For Mr. Vinod Gupta?

The full Board has granted Mr. Vinod Gupta 3.2 million options, an additional 6% of infoUSA’s shares, since 1998. Option grants are designed to incentivize employees to build additional shareholder value and thereby outweigh their dilutive effect. Isn’t Mr. Vinod Gupta just taking money out of your pocket because he already owns such a large amount of infoUSA stock?

These option grants and their exercise, however, have diluted your interests and make it more difficult for unaffiliated shareholders to gain representation on the Board. In fact, Mr. Gupta exercised 1.2 million options just before the record date for this Annual Meeting, with the result that he now has the right to vote 40% of infoUSA’s stock.

GIVEN THE ACTIONS OF MR. VINOD GUPTA AND THE FULL BOARD, CAN YOU TRUST ANYTHING THEY SAY?

CONSIDER THE REAL ISSUES AND FACTS

AND THEN VOTE THE BLUE PROXY CARD TO PROTECT THE VALUE OF YOUR INVESTMENT IN infoUSA

Your vote is extremely important, no matter how many or how few shares you own, since Mr. Vinod Gupta, infoUSA’s Chairman and CEO, who is seeking re-election at the meeting, owns 40% of the shares entitled to vote.

We strongly urge you to sign, date and return the enclosed BLUE proxy card with a vote FOR our nominees and our proposal to amend the bylaws to prohibit for three years the re-nomination or appointment by the Board of a director who has been voted down by the shareholders.

This is an opportunity to make a statement to the full Board that these kinds of actions are not acceptable to you! It’s now up to you to hold the full Board and Mr. Vinod Gupta accountable.

Even if you have already voted a White proxy card, you have every right to change your mind. Simply sign, date and return the enclosed BLUE proxy card. Remember, only your latest dated proxy card counts!

Thank you for your support.

Very truly yours,

/s/ Donald T. Netter
Donald T. Netter
Senior Managing Director

 IMPORTANT NOTE:

Remember, if you hold your shares in a bank or brokerage firm, you may be able to vote by telephone or Internet -

Please review the enclosed voting form to determine if these voting options are available to you.

If you have any questions, or need assistance in voting your shares, please call our proxy solicitor:

INNISFREE M&A INCORPORATED
TOLL-FREE at 1-888-750-5834